Exhibit 10.02

                                LETTER AGREEMENT

This letter agreement is entered into by and between Mid-Power Resource Corporation, a Nevada Corporation ("MPRC") and Edward Mike Davis and/or his designees ("Davis") this 1st day of August, 2002.

Davis has previously presented to MPRC his initial opportunity to participate in the Lakeside Prospect in Cameron Parrish, Loisiana. As a result, MPRC has entered into a letter agreement dated August 1, 2002, with Petrogulf III L.L.C., a copy of said letter agreement is attached hereto and made a part hereof, regarding the drilling and completing of the Claude Boudreaux #1 well located in the SE/4 of Section 11, T 12 S, R 4 W, Lakeside Prospect, Cameron Parrish, Louisiana. Petrogulf as operator, is now drilling and will attempt to drill said well to an approximate total depth of 17,000 feet to the Marge Howie Formation.

The purpose of this letter agreement is to evidence an agreement by and between MPRC and Davis, whereby MPRC shall immediately pay to Petrogulf the sum of $983,025.09 for a 25% working interest in the above well. MPRC shall carry Davis and/or his designee(s) for 35.5% of this 25% working interest free and clear through the tanks or pipeline ready to sell oil and/or gas. It is understood and agreed by the parties hereto that the total 25% working interest equates to approximately 18.25% net revenue (Davis 8.875% WI and 6.47875% NRI and MPRC 16.125% WI and 11.77125% NRI) until payout in the above Claude Boudreaux #1 well and producing unit. After payout is reached the parties hereto will jointly own approximately 21.25% working interest and approximately 15.5% net revenue interest (Davis 7.54375% WI and 5.5025% NRI and MPRC 13.70625% WI and 9.9975%
NRI).

Should there be any wells, including the Claude Boudreaux #1 well, drilled, worked over or recompleted, or leases acquired on the above mentioned Lakeside Prospect, MPRC agrees to carry Davis, for the same percentages as described above, free through the tanks or pipelines ready to sell oil and/or gas on the same basis mentioned herein.

MPRC and Davis hereby agree to treat this Letter Agreement as a Tax Partnership and further agree that all allowable tax deductions generated by this venture shall be allocated to the party whose funds have been used to pay such costs.

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Further, it is understood and agreed to by the parties hereto, that in the event additional funds exceeding the above $983,025.09 are needed to drill and complete the said Boudreaux well ready to produce oil and/or gas, MPRC will be obligated to pay 100% of such amount, so Davis' interest is carried free through the tanks or pipeline ready to sell oil and/or gas. However, should any of the above funds be refunded by Petrogulf, such funds shall belong to MPRC.

It is agreed by the parties hereto that a fully executed fax copy of this Agreement shall be deemed the same as a fully executed original Agreement.

This letter agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, heirs and assigns.

In witness whereof, the Parties have signed this letter agreement effective as of the date set forth above.

Parties:

/s/ Edward Mike Davis
------------------------------
Edward Mike Davis


Mid-Power Resource Corporation

By:  /s/ James W. Scott
   ---------------------------
    James W. Scott, President